Exhibit 99.1

RadiSys Announces Second Quarter 2009 Results

  Revenue of $78.1 million
  GAAP Gross Margin of 31.1% up 6.0 percentage points year-over-year
  Non-GAAP Gross Margin of 33.5%, up 4.1 percentage points year-over-year
  Operating Cash Flow of $8.3 million

HILLSBORO, Ore.--(BUSINESS WIRE)--July 28, 2009--RadiSys® Corporation (NASDAQ:RSYS), a leading global provider of advanced embedded solutions, announced revenues of $78.1 million for the quarter ended June 30, 2009, down 20% versus the same quarter last year. The Company’s GAAP net loss improved to $2.1 million or $0.09 per share in the second quarter, versus a net loss of $3.1 million or $0.14 per share in the same quarter last year. Second quarter non-GAAP net income increased to $4.9 million or $0.19 per diluted share, versus net income of $3.5 million or $0.14 per diluted share in the same quarter last year. Non-GAAP results in the second quarter exclude the impact of restructuring charges, amortization of acquired intangible assets and stock-based compensation expense. A reconciliation of GAAP to non-GAAP results is included in the tables below.

Commenting on the second quarter results, Scott Grout, RadiSys President and CEO stated, “We delivered better than expected results in the second quarter due to strong demand for our next-generation communications products including a customer-driven acceleration of a network build out that was originally planned for the second half of 2009. The growth in our next-generation communication revenues has substantially changed our business model over the past couple of years. As a result of our higher gross margins and lower operating expenses, we delivered non-GAAP operating margins of 7.7% in the second quarter and further strengthened our cash position. We also had another very strong design win quarter in each of our target markets with particular strength in Asia and with our next-generation communications products.” Mr. Grout continued to say, “In addition, we launched initiatives within our operations organization to complete our transition to a fully outsourced manufacturing model, and we established a plan to consolidate our North American product development into our Hillsboro, Oregon and Vancouver, BC design centers. These activities are intended to strengthen our ability to develop and deliver more competitive products while expanding our margin profile over time.”

Second Quarter Financial Highlights

  Revenue was $78.1 million, down 20% from the prior year and up 1% from the prior quarter. As expected, the Company’s traditional wireless and commercial businesses were down from the prior year due to general softness in these markets. 44% of the Company’s revenue came from the Asia Pacific region in the second quarter compared to 31% last year.
  GAAP gross margin was 31.1%, up 6.0 percentage points year-over-year. Non-GAAP gross margin was 33.5%, up 4.1 percentage points year-over-year, mainly due to a favorable mix of next-generation higher margin products as well as improved manufacturing and operational costs.
  Total GAAP R&D and SG&A expenses were $21.8 million, down $4.3 million or 16.6% from the same quarter last year and $1.2 million from the prior quarter. Non-GAAP R&D and SG&A expenses were $20.1 million, down $3.8 million or 15.9% from the same quarter last year and down $0.7 million from the prior quarter.
  The Company recorded a restructuring charge of $3.0 million in the second quarter mainly associated with strategic initiatives in the Company’s manufacturing operations and engineering organizations. The restructuring plan includes completing the transition to a fully outsourced manufacturing model, which will involve transferring the remaining manufacturing in Hillsboro, Oregon to the Company’s contract manufacturing partners in Asia. The plan also includes consolidating the Company’s North American research and development employees and programs, and specifically transferring programs from its Boca Raton, Florida design center into its other existing R&D centers. These efforts are expected to result in a total workforce reduction of 119 employees, of which 84 are in manufacturing, 28 in R&D, principally from the Company’s Boca Raton site, and 7 in SG&A. These transitions are expected to be complete by the third quarter of 2010 and are estimated to save $1.0 to $2.0 million a quarter in manufacturing costs, reduce inventory levels by $5 to $10 million, and save $0.5 to $1.0 million a quarter in development costs, while increasing the Company’s product development and operational capabilities.
  GAAP operating loss was $1.1 million. Non-GAAP operating income was $6.1 million or 7.7% of revenues, which equates to 2.8 percentage points of improvement over the same quarter last year.
  Cash flow from operating activities was $8.3 million and cash and cash equivalents were $87.6 million at the end of the second quarter.

Second Quarter New Product Highlights

The Company had a very strong design win quarter with continued growth in higher margin, next-generation product wins:

  Media Server Product Highlights:
-

In the second quarter, the Company was awarded new Media Server business with a North American Tier 1 customer for an IVR (Interactive Voice Response) IP teleconferencing service application. This application will use the Company’s full featured software media server product.

-

The Company was also awarded its first Media Server business with a new Tier 1 customer in Asia. This award was for a WiMax application in the customer’s home market and the Company believes that this win will enable further Media Server business with this customer in its end markets.

  ATCA Product Highlights:
-

The Company was awarded new ATCA business in deep packet inspection, network security, 3G wireless, PDSN (Packet Data Serving Node) and WAG (Wireless Access Gateway) applications. The wins in the quarter included full platform solutions with both Tier 1 and Tier 2 TEMs (Telecommunications Equipment Manufacturers), and the ATCA wins were particularly strong in both Asia and North America.

-

The Company ramped shipments of its ATCA 7220 packet processing blade to a number of Tier 1 and Tier 2 customers. The ATCA 7220 provides the highest density of Gigabit Ethernet interfaces in the industry and offers a complete solution for packet processing applications such as RNC, SBC, edge routers, security and media gateways.

-	In the second quarter, the Company began field deployment of its ATCA platform into a top North American wireless carrier for a new 3G Femtocell application.

-

The recently announced ATCA 4500 that uses Intel’s Xeon processor 5500 series began shipping in production volumes in the second quarter. In addition, the Company was awarded new ATCA 4500 business for security appliance and PDSN applications from customers in Japan and China in the second quarter.

  Commercial Product Highlights:
-

The Company was awarded sizable new rackmount server business in the second quarter with an existing Tier 1 medical customer. In addition, the Company won new COM Express business in the quarter in a wide variety of applications including military, IP Gateway, network analyzer, aircraft video, entertainment and law enforcement.

Third Quarter 2009 Outlook

The following statements are based on current expectations as of the date of this press release. These statements are forward-looking and actual results may differ materially. Given the ongoing global economic downturn, the Company’s estimates are subject to a higher level of uncertainty than usual. The Company assumes no obligation to update these forward-looking statements.

  Q3 revenue is expected to be between $67 and $73 million. Revenue is expected to be lower sequentially in the third quarter due to further softness in the Company’s traditional wireless communications markets.
  Q3 GAAP and non-GAAP gross margin percentages are expected to be down approximately 3 percentage points from the second quarter’s gross margin rate at the midpoint of the guidance range mainly due to product mix and increased costs associated with the Company’s manufacturing transition plans.
  Q3 GAAP and non-GAAP total R&D and SG&A expenses are expected to be down by approximately $0.5 million sequentially at the midpoint of the guidance range.
  Q3 GAAP results are expected to be between a net loss of $0.15 and $0.09 per share. Q3 non-GAAP EPS is expected to be between $0.02 and $0.08. Both GAAP and non-GAAP expectations assume an effective tax rate of 10%.

In closing, Scott Grout stated, “While we continue to make meaningful progress on winning new, higher margin business and deploying our next-generation products, we do anticipate continued softness in our more traditional communications and commercial markets. In addition to progressing on our core strategies, we are making substantial enhancements to our operating model that will reduce our manufacturing costs, inventory and operating expenses, while growing our overall capabilities to design and deliver market leading products. These enhancements combined with the transformation of our product portfolio to higher-value platform products, place us in an even better position to grow our market leadership and resulting financial model.”

Conference Call and Web-cast Information

RadiSys will host a conference call on Tuesday, July 28, 2009 at 5:00 p.m. ET to discuss the second quarter results, and to review the financial and business outlook for the third quarter of 2009.

To participate in the live conference call, dial (888) 333-0027 in the U.S. and Canada or (706) 634-4990 for all other countries and reference conference ID# 19213480. The live conference call will also be available via webcast on the RadiSys investor relations website at http://investor.radisys.com/.

A replay of the conference call will be available two hours after the call is complete until 11:59 p.m. ET on Tuesday, August 11, 2009. To access the replay, dial (800) 642-1687 in the U.S. and Canada or (706) 645-9291 for all other countries with conference ID# 19213480. A replay of the webcast will be available for an extended period of time on the RadiSys investor relations website at http://investor.radisys.com/.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the Company’s business strategy, outlook and guidance for the third quarter of 2009. Actual results could differ materially from the outlook, guidance and expectations in these forward-looking statements as a result of a number of risk factors, including, among others, (a) the Company’s dependence on certain customers and high degree of customer concentration, (b) the anticipated amount and timing of revenues from design wins due to the Company’s customers’ product development time, cancellations or delays, (c) the current economic uncertainty and turmoil within the global financial markets, and (d) the factors listed in RadiSys’ reports filed with the Securities and Exchange Commission (SEC), including those listed under “Risk Factors” in RadiSys’ Annual Report on Form 10-K for the year ended December 31, 2008, and other filings with the SEC, copies of which may be obtained by contacting the Company at 503-615-1100 or from the Company’s investor relations web site at http://investor.radisys.com/. Although forward-looking statements help provide additional information about RadiSys, investors should keep in mind that forward-looking statements are inherently less reliable than historical information. All information in this press release is as of July 28, 2009. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Non-GAAP Financial Measures

To supplement its consolidated financial statements in accordance with generally accepted accounting principles (GAAP), the Company's earnings release contains non-GAAP financial measures that exclude certain expenses, gains and losses, such as the effects of (a) amortization of acquired intangible assets, (b) stock-based compensation expense recognized as a result of the Company’s adoption of FAS 123R, (c) restructuring charges (reversals), (d) a deferred tax asset valuation charge, and (e) a Canadian deferred tax foreign exchange benefit. The Company believes that the use of non-GAAP financial measures provides useful information to investors to gain an overall understanding of its current financial performance and its prospects for the future. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses, gains and losses that the Company believes are not indicative of its core operating results. In addition, non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring the Company's performance, and the Company believes that it is providing investors with financial measures that most closely align to its internal measurement processes. These non-GAAP measures are considered to be reflective of the Company’s core operating results as they more closely reflect the essential revenue-generating activities of the Company and direct operating expenses (resulting in cash expenditures) needed to perform these revenue-generating activities. The Company also believes, based on feedback provided to the Company during its earnings calls' Q&A sessions and discussions with the investment community, that the non-GAAP financial measures it provides are necessary to allow the investment community to construct their valuation models to better align its results and projections with its competitors and market sector, as there is significant variability and unpredictability across companies with respect to certain expenses, gains and losses.

The non-GAAP financial information is presented using consistent methodology from quarter-to-quarter and year-to-year. These measures should be considered in addition to results prepared in accordance with GAAP. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP financial measures.

A reconciliation of non-GAAP information to GAAP information is included in the tables below. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and reconciliations between GAAP and non-GAAP financial measures included in this earnings release should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

About RadiSys

RadiSys (NASDAQ:RSYS) is a leading provider of advanced embedded solutions for the communications networking and commercial systems markets. Through intimate customer collaboration and combining innovative technologies and industry leading architecture, RadiSys helps original equipment manufacturers, systems integrators and solution providers bring better products to market faster and more economically. RadiSys products include embedded boards, application enabling platforms and turn-key systems, which are used in today's complex computing, processing and network intensive applications. For more information, visit http://www.radisys.com, write to info@radisys.com, or call 800-950-0044 or 503-615-1100. Editors seeking more information may contact Lyn Pangares at RadiSys Corporation at 503-615-1220 or lyn.pangares@radisys.com.

RadiSys® is a registered trademark of RadiSys Corporation.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008 (II)	2009	2008 (II)
Revenues	$78,093	$97,610	$155,697	$183,658
Cost of sales:
Cost of sales	52,155	69,173	104,106	131,539
Amortization of purchased technology	1,619	3,923	3,238	8,038
Total cost of sales	53,774	73,096	107,344	139,577
Gross margin	24,319	24,514	48,353	44,081
Research and development	10,450	13,047	21,647	25,697
Selling, general, and administrative	11,362	13,102	23,174	25,952
Intangible assets amortization	647	1,302	1,294	2,605
Restructuring charges, net	2,957	598	4,435	598
Loss from operations	(1,097)	(3,535)	(2,197)	(10,771)
Interest expense	(596)	(1,118)	(1,186)	(2,874)
Interest income	256	646	651	1,950
Other income (expense), net	89	(170)	212	(132)
Loss before income tax expense (benefit)	(1,348)	(4,177)	(2,520)	(11,827)
Income tax expense (benefit)	770	(1,119)	39,696	(1,610)
Net loss	($2,118)	($3,058)	($42,216)	($10,217)
Net loss per share:
Basic	($0.09)	($0.14)	($1.81)	($0.46)
Diluted (I)	($0.09)	($0.14)	($1.81)	($0.46)
Weighted average shares outstanding:
Basic	23,401	22,423	23,261	22,335
Diluted (I)	23,401	22,423	23,261	22,335

(I) For all periods presented, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units and convertible notes, as they are antidilutive.

(II) As adjusted due to the implementation of FSP APB 14-1 "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)."

CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	June 30,	December 31,
	2009	2008 (I)
ASSETS
Current assets:
Cash and cash equivalents	$87,597	$73,980
Short-term investments, net	53,912	—
Settlement right (UBS)	8,558	—
Accounts receivable, net	39,986	45,551
Other receivables	1,528	1,090
Inventories, net	26,540	29,450
Other current assets	5,324	4,268
Deferred tax assets, net	1,639	10,297
Total current assets	225,084	164,636

Property and equipment, net	9,912	11,556
Intangible assets, net	15,262	19,804
Long-term investments, net	—	51,213
Settlement right (UBS)	—	11,071
Long-term deferred tax assets, net	14,508	45,864
Other assets	4,666	4,882
Total assets	$269,432	$309,026

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,113	$34,123
Accrued wages and bonuses	8,925	11,253
Deferred income	4,052	2,274
Line of credit	39,800	39,535
Other accrued liabilities	13,297	11,384
Total current liabilities	93,187	98,569
Long-term liabilities:
2013 convertible senior notes, net	50,000	50,000
Other long-term liabilities	3,128	2,989
Total long-term liabilities	53,128	52,989
Total liabilities	146,315	151,558
Shareholders’ equity :
Preferred stock — $.01 par value, 5,664 shares authorized; none issued or outstanding	—	—
Common stock — no par value, 100,000 shares authorized; 23,535 and 23,033 shares issued and outstanding at June 30, 2009 and December 31, 2008	252,888	245,748
Accumulated deficit	(133,963)	(91,747)
Accumulated other comprehensive income:
Cumulative translation adjustments	4,393	4,326
Unrealized loss on hedge instruments	(201)	(859)
Total accumulated other comprehensive income	4,192	3,467
Total shareholders’ equity	123,117	157,468
Total liabilities and shareholders’ equity	$269,432	$309,026

(I) As adjusted due to the implementation of FSP APB 14-1 "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)."

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008 (I)	2009	2008 (I)
Cash flows from operating activities:
Net loss	($2,118)	($3,058)	($42,216)	($10,217)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,865	6,827	7,763	13,777
Inventory valuation allowance	1,121	2,274	2,005	1,477
Unrealized loss on UBS settlement right	944	-	2,513	-
Unrealized gain on ARS	(1,126)	-	(2,799)	-
Non-cash interest expense from debt	112	596	224	1,898
Deferred income taxes	439	(1,017)	938	(1,552)
Deferred tax valuation allowance	-	-	42,003	-
Canadian deferred tax foreign exchange benefit	-	-	(3,204)	-
Stock-based compensation expense	1,925	2,511	4,716	5,048
Other	(2)	227	175	360
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	4,156	266	5,565	14,634
Other receivables	116	(617)	(438)	(293)
Inventories	1,052	(5,665)	1,401	(11,909)
Other current assets	(807)	173	(1,056)	1,459
Accounts payable	(6,192)	566	(7,010)	(3,206)
Accrued wages and bonuses	2,203	3,198	(2,328)	2,179
Deferred income	215	827	1,754	435
Other accrued liabilities	2,380	1,157	2,552	2,235
Net cash provided by operating activities	8,283	8,265	12,558	16,325

Cash flows from investing activities:
Proceeds from the sale of auction rate securities	100	25	100	10,025
Capital expenditures	(1,120)	(1,458)	(1,605)	(3,622)
Other	25	(128)	(42)	(331)
Net cash (used in) provided by investing activities	(995)	(1,561)	(1,547)	6,072

Cash flows from financing activities:
Financing costs	-	(129)	-	(2,539)
Proceeds from issuance of 2013 convertible senior notes	-	-	-	55,000
Purchase of capped call	-	-	-	(10,154)
Payments on capital lease obligation	(49)	(77)	(98)	(77)
Repurchase of 2023 convertible senior notes	-	(9,787)	-	(60,915)
Net settlement of restricted shares	(207)	(312)	(319)	(353)
Borrowings on line of credit	-	-	265	-
Proceeds from issuance of common stock	1,211	1,265	2,742	2,537
Net cash provided by (used in) financing activities	955	(9,040)	2,590	(16,501)

Effect of exchange rate changes on cash	222	(56)	16	227
Net increase (decrease) in cash and cash equivalents	8,465	(2,392)	13,617	6,123
Cash and cash equivalents, beginning of period	79,132	59,037	73,980	50,522
Cash and cash equivalents, end of period	$87,597	$56,645	$87,597	$56,645

(I) As adjusted due to the implementation of FSP APB 14-1 "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)."

REVENUE BY GEOGRAPHY
(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
North America	$23,920	$28,687	$47,643	$53,931
Europe	19,509	38,710	44,939	72,252
Asia Pacific	34,664	30,213	63,115	57,475
Total	$78,093	$97,610	$155,697	$183,658

North America	30.6%	29.4%	30.6%	29.4%
Europe	25.0%	39.6%	28.9%	39.3%
Asia Pacific	44.4%	31.0%	40.5%	31.3%
Total	100.0%	100.0%	100.0%	100.0%

REVENUE BY PRODUCT GROUP (I)
(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Next-generation Communications Networks Products	$26,762	$22,604	$51,921	$46,485
Traditional Communications Networks Products	38,513	56,999	75,385	99,670
Total Communications Networks Products	65,275	79,603	127,306	146,155
Medical Products	5,247	5,482	11,633	13,491
Other Commercial Products	7,571	12,525	16,758	24,012
Total Commercial Products	12,818	18,007	28,391	37,503
Total	$78,093	$97,610	$155,697	$183,658

Next-generation Communications Networks Products	34.3%	23.2%	33.3%	25.3%
Traditional Communications Networks Products	49.3%	58.4%	48.5%	54.3%
Total Communications Networks Products	83.6%	81.6%	81.8%	79.6%
Medical Products	6.7%	5.6%	7.5%	7.3%
Other Commercial Products	9.7%	12.8%	10.7%	13.1%
Total Commercial Products	16.4%	18.4%	18.2%	20.4%
Total	100.0%	100.0%	100.0%	100.0%

(I) During the first quarter of 2009, the Company changed the way in which it reports revenue to represent revenue by product group instead of revenue by market to better align with the Company's internal reporting.

RECONCILIATION OF GAAP to NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008 (III)	2009	2008 (III)
GROSS MARGIN:
GAAP gross margin	$24,319	$24,514	$48,353	$44,081
(a) Amortization of acquired intangible assets	1,619	3,923	3,238	8,038
(b) Stock-based compensation	209	270	549	514
Non-GAAP gross margin	$26,147	$28,707	$52,140	$52,633
RESEARCH AND DEVELOPMENT:
GAAP research and development	$10,450	$13,047	$21,647	$25,697
(b) Stock-based compensation	(476)	(785)	(1,228)	(1,597)
Non-GAAP research and development	$9,974	$12,262	$20,419	$24,100
SELLING, GENERAL AND ADMINISTRATIVE:
GAAP selling, general and administrative	$11,362	$13,102	$23,174	$25,952
(b) Stock-based compensation	(1,240)	(1,456)	(2,706)	(2,937)
Non-GAAP selling, general and administrative	$10,122	$11,646	$20,468	$23,015
INCOME (LOSS) FROM OPERATIONS:
GAAP loss from operations	($1,097)	($3,535)	($2,197)	($10,771)
(a) Amortization of acquired intangible assets	2,266	5,225	4,532	10,643
(b) Stock-based compensation	1,925	2,511	4,482	5,048
(c) Restructuring charges	2,957	598	4,435	598
Non-GAAP income from operations	$6,051	$4,799	$11,252	$5,518
NET INCOME (LOSS):
GAAP net loss	($2,118)	($3,058)	($42,216)	($10,217)
(a) Amortization of acquired intangible assets	2,266	5,225	4,532	10,643
(b) Stock-based compensation	1,925	2,511	4,482	5,048
(c) Restructuring charges	2,957	598	4,435	598
(d) Deferred tax asset valuation allowance charge	-	-	42,003	-
(e) Canadian deferred tax foreign exchange benefit	-	-	(3,204)	-
(f) Income tax effect of reconciling items	(111)	(1,771)	(180)	(3,327)
Non-GAAP net income	$4,919	$3,505	$9,852	$2,745
GAAP weighted average shares (diluted)	23,401	22,423	23,261	22,335
Dilutive equity awards included in Non-GAAP earnings per share	477	703	396	659
2013 convertible senior notes dilutive shares (I)	3,837	4,221	3,837	-
2023 convertible senior notes dilutive shares (II)	-	-	-	-
Non-GAAP weighted average shares (diluted) (I) (II)	27,715	27,347	27,494	22,994
GAAP net loss per share (diluted)	($0.09)	($0.14)	($1.81)	($0.46)
Non-GAAP adjustments detailed above	$0.28	$0.28	$2.19	$0.58
Non-GAAP net income per share (diluted) (I) (II)	$0.19	$0.14	$0.38	$0.12

(I) For the three months ended June 30, 2008, the diluted earnings per share calculation excludes interest costs, net of tax benefit, totaling $325,000 related to dilutive equity shares underlying our 2013 convertible senior notes. For the six months ended June 30, 2008, the number of diluted weighted average shares outstanding calculation excludes 2.1 million shares underlying our 2013 convertible senior notes as their effect would be anti-dilutive. For the three and six months ended June 31, 2009, the diluted earnings per share calculation excludes interest costs, net of tax benefit, totaling $291,000 and $582,000, respectively, related to dilutive equity shares underlying our 2013 convertible senior notes.

(II) For the three and six months ended June 30, 2008, the diluted earnings per share calculation excludes interest costs, net of tax benefit, totaling $384,000 and 313,000 related to dilutive equity shares underlying our 2023 convertible senior notes.

(III) As adjusted due to the implementation of FSP APB 14-1 "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)."

RECONCILIATION OF GAAP TO NON-GAAP LINE ITEMS AS A PERCENT OF REVENUE
AND EFFECTIVE TAX RATE FOR THE QUARTER ENDED JUNE 30, 2009
(Unaudited)

	Gross Margin	R&D	SG&A	Income from Ops	Income before tax	Effective Tax Rate
GAAP	31.1%	13.4%	14.5%	-1.4%	-1.7%	-57.1%
(a) Amortization of acquired intangible assets	2.1	—	—	2.9	2.9	22.9
(b) Stock-based compensation	0.3	(0.6)	(1.5)	2.4	2.4	19.5
(c) Restructuring charges	—	—	—	3.8	3.8	29.9
Non-GAAP	33.5%	12.8%	13.0%	7.7%	7.4%	15.2%

The Company excludes the following expenses, reversals, gains and losses from its non-GAAP financial measures, when applicable:

(a) Amortization of acquired intangible assets: Amortization of acquisition-related intangible assets primarily relate to core and existing technologies, patents, trade name and customer relationships that were acquired with the acquisition of Convedia and MCPD. The Company excludes the amortization of acquisition-related intangible assets because it does not reflect the Company's ongoing business and it does not have a direct correlation to the operation of the Company's business. In addition, in accordance with GAAP, the Company generally recognizes expenses for internally-developed intangible assets as they are incurred, notwithstanding the potential future benefit such assets may provide. Unlike internally-developed intangible assets, however, and also in accordance with GAAP, the Company generally capitalizes the cost of acquired intangible assets and recognizes that cost as an expense over the useful lives of the assets acquired (other acquired in-process technology is expensed immediately as required under historic GAAP). As a result of their disparate GAAP treatment, there is an inherent lack of comparability between the financial performance of internally-developed intangible assets and acquired intangible assets. Accordingly, the Company believes it is useful to provide, as a supplement to its GAAP operating results, non-GAAP financial measures that exclude the amortization of acquired intangibles in order to enhance the period-over-period comparison of its operating results, as there is significant variability and unpredictability with respect to this expense.

(b) Stock-based compensation: Stock-based compensation consists of expenses recorded under SFAS 123(R), "Share-Based Payment," in connection with stock awards such as stock options, restricted stock awards and restricted stock units granted under the Company's equity incentive plans and shares issued pursuant to the Company's employee stock purchase plan. The Company excludes stock-based compensation from non-GAAP financial measures because it is a non-cash measurement that does not reflect the Company's ongoing business and because the Company believes that investors want to understand the impact on the Company of the effect of SFAS 123(R); the Company believes that the provision of non-GAAP information that excludes stock-based compensation improves the ability of investors to compare its period-over-period operating results, as there is significant variability and unpredictability with respect to this expense.

(c) Restructuring charges (reversals): Restructuring and other charges primarily relate to activities engaged in by the Company’s management to simplify its infrastructure. Restructuring and other charges are excluded from non-GAAP financial measures because they are not considered core operating activities. Although the Company has engaged in various restructuring activities over the past several years, each has been a discrete event based on a unique set of business objectives. The Company does not engage in restructuring activities in the ordinary course of business. As such, the Company believes it is appropriate to exclude restructuring charges from its non-GAAP financial measures as it enhances the ability of investors to compare the Company’s period-over-period operating results.

(d) Deferred tax asset valuation allowance: A full valuation allowance for the Company's U.S. deferred tax assets was triggered by a three year cumulative jurisdictional pre-tax book loss projected for years 2007, 2008, and 2009 based on a “more likely than not” standard under FAS 109. In the future, if the Company determines that it is more likely than not to realize the net U.S. deferred tax assets, the Company would reverse the applicable portion of the previously recorded valuation allowance. The Company believes it is appropriate to exclude this charge from its non-GAAP financial measures, as it is a non-cash charge and its exclusion enhances the ability of investors to compare the Company’s period-over-period operating results.

(e) Canadian deferred tax foreign exchange benefit: During the first quarter of 2009, the Company recorded a favorable tax benefit related to locking in a foreign exchange with Canadian tax authorities. This exchange rate will be used to value the Company’s historical Canadian dollar denominated deferred tax assets going forward. The Company believes it is appropriate to exclude this charge in its non-GAAP financial measures, as it is a non-cash benefit and its exclusion enhances the ability of investors to compare the Company’s period-over-period operating results.

(f) Income taxes: Income tax provision/ (benefit) associated with non-GAAP adjustments.

RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE
NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE
(In millions, except per share amounts, unaudited)

	Three Months Ended
	September 30, 2009
	Low End	High End
GAAP net loss (assumes tax rate of 10%)	($3.6)	($2.1)
Stock-based compensation	2.1	2.1
Amortization of acquired intangible assets	2.3	2.3
Restructuring charges	0.1	0.1
Income tax effect of reconciling items	(0.5)	(0.5)
Total adjustments	$4.0	$4.0
Non-GAAP net income (assumes tax rate of 10%)	$0.4	$1.9

GAAP weighted average shares (diluted) (I)	23,700	23,700
Non-GAAP adjustment	500	4,300
Non-GAAP weighted average shares (diluted) (II)	24,200	28,000

GAAP net loss per share (diluted) (I)	($0.15)	($0.09)
Non-GAAP adjustments detailed above	0.17	0.17
Non-GAAP net income per share (diluted) (II)	$0.02	$0.08

(I) The effects of the 2013 convertible senior notes were excluded in the computation of diluted earnings per share as the effect would be anti-dilutive.

(II) The non-GAAP diluted weighted average shares outstanding includes the effects of the shares underlying the 2013 convertible senior notes for the high end, and as a result the diluted earnings per share calculation excludes the interest expense for the converts, net of tax. Total net interest expense added back to net income amounts to $291,000.

RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE
RESEARCH AND DEVELOPMENT EXPENSE AND
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE
(In millions, unaudited)

	Estimates at the midpoint of the guidance range for the Quarter Ended September 30, 2009
	R&D	SG&A
GAAP	$10.3	$11.2
Stock-based compensation	(0.6)	(1.3)
Non-GAAP	$9.7	$9.9

CONTACT:
RadiSys Corporation
Brian Bronson, 503-615-1281
Chief Financial Officer
brian.bronson@radisys.com
or
Holly Stephens, 503-615-1321
Finance and Investor Relations Manager
holly.stephens@radisys.com